Exhibit 10.21
SENIOR EXECUTIVE STOCK OPTION AWARD
granted under the
LPL Investment Holdings Inc.
2010 OMNIBUS EQUITY INCENTIVE PLAN
     This stock option (the “Agreement”) is granted by LPL Investment Holdings Inc., a Delaware corporation (the “Company”), to [•] (the “Optionee”) pursuant to the Company’s 2010 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”). For purposes of this Agreement, the “Grant Date” shall mean [•] , 20[•].
     1. Grant of Options. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, [•] shares of Stock (the “Shares”), at an exercise price of [$•] per Share (the “Options”).
     The Options evidenced by this Agreement are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the “Code”).
     2. Vesting.
     (a) Time-Based Vesting. During the Optionee’s Employment, the Options shall vest and become exercisable with respect to:
(i)	[•] of the Shares on and after [•] ;

(ii)	An additional [•] of the Shares on and after [•];

(iii)	An additional [•] of the Shares on and after [•];

(iv)	An additional [•] of the Shares on and after [•]; and

(v)	An additional [•] of the Shares on and after [•].
     (b) Change in Control. Notwithstanding any other provision of this Section 2, all unvested Options shall vest upon the occurrence of a Change in Control prior to a vesting date specified above, provided that on such date, the Optionee remains, and has continuously been, an Employee.
     (c) Termination of Employment. Automatically and immediately upon the cessation of Employment, all outstanding and unvested Options shall cease to be exercisable and will terminate, except that upon a termination due to the death of the Optionee any and all unvested Options will vest and become fully exercisable.
Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Optionee with respect to vesting and termination of Shares granted under the Plan), no Options shall vest or shall become eligible to vest on any date specified above unless the Optionee is then, and since the Grant Date has continuously been, employed by the Company or its Affiliates.
     3. Exercise of Options. Each election to exercise the Options shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom the Options are transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which the Options may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding the foregoing, and subject to the provisions of Sections 2(b) and 2(c) above, the following rules will apply if an Optionee’s Employment ceases in all circumstances: automatically and immediately upon the cessation of Employment, the Options will cease to be exercisable and will terminate, except that:
     (a) any portion of the Options held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason other than death, Disability, Retirement or for Cause, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 90 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate;
     (b) any portion of the Options held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Optionee’s death or Disability, as the case may be, or (ii) the period ending on the Final Exercise Date, and will thereupon terminate;
     (c) any portion of the Options held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the Optionee’s Retirement, to the extent then exercisable will remain exercisable for the lesser of (i) a period of two years or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; provided that the Options will terminate immediately in the event the Board determines that the Optionee is not in compliance with any non-competition, non-solicitation, non-disclosure, or confidentiality agreement with the Company or its Affiliates; and
     (d) any portion of the Options held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the cessation of the Optionee’s Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.
     4. Covered Transaction. In the event of a Covered Transaction, the Administrator may require that any amounts delivered, exchanged, or otherwise paid in respect of outstanding and then unvested Options be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

     5. Withholding. No Shares will be transferred pursuant to the exercise of the Options unless and until the person exercising the Options shall have remitted to the Company in cash or by check an amount sufficient to satisfy any federal, state, or local withholding tax requirements or tax payments, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares from an award or permit an Optionee to tender previously owned shares of Stock in satisfaction of tax withholding or tax payment requirements (but not in excess of the applicable minimum statutory withholding rate).
     6. Nontransferability of Options. The Options are not transferable by the Optionee other than by will or the applicable laws of descent and distribution and are exercisable during the Optionee’s lifetime only by the Optionee.
     7. Status Change. Upon the termination of the Optionee’s Employment, the Options shall continue or terminate, as and to the extent provided in the Plan.
     8. Effect on Employment. Neither the grant of the Options, nor the issuance of Shares upon exercise of the Options, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.
     9. Repurchase by Company. If the Optionee’s employment is terminated by reason of Cause or in the event the Board determines that the Optionee is not in compliance with any non-competition, non-solicitation, non-disclosure, or confidentiality agreement with the Company or its Affiliates, the Company may repurchase from the Optionee the Shares received by the Optionee upon exercise of the Options and then held by the Optionee for a purchase price equal to the lower of fair market value or the aggregate exercise price of the Options. If the Optionee no longer holds the Shares, the Board may require that the Optionee remit or deliver to the Company (1) the amount of any gain realized upon the sale of any Shares received pursuant to the Options, and (2) any consideration received upon the exchange of any Shares received pursuant to the Options (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange) and (3) to the extent that the Shares were transferred by gift or without consideration, the value of the Shares determined at the time of gift or transfer.
     10. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of the Options has been furnished to the Optionee. By exercising all or any part of the Options, the Optionee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.
     Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following terms shall have the meanings set forth below:
     “Change in Control” means the consummation, after the Grant Date, of (i) any transaction or series of related transactions, whether or not the Company is party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any “group” (as defined in the Exchange Act Rules) other than, in each case, the Company or an Affiliate of the Company immediately following the Grant Date, or (ii) a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction.
     “Disability” shall have the meaning ascribed to such term in any employment agreement other similar agreement between the Optionee and the Company or any of its subsidiaries, or, if no such agreement exists or the provisions of such agreements conflict, the total and permanent disability of the Optionee during the Optionee’s Employment through any illness, injury, accident or condition of either a physical or psychological nature as a result of which, in the judgment of the Board, the Optionee is unable to perform substantially all of the Optionee’s duties and responsibilities, notwithstanding the provision of any reasonable accommodation.
     11. General. For purposes of this Agreement and any determinations to be made by the Administrator, the determinations by the Administrator shall be binding upon the Optionee and any transferee.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under its corporate seal by its duly authorized officer. This Agreement shall take effect as a sealed instrument.

LPL INVESTMENT HOLDINGS INC.
By:
Name:
Title:

Dated:

Acknowledged and Agreed

Name: